EXHIBIT 99.1

SJW Group Announces 2023 Third Quarter Financial Results and Declares Dividend

•Diluted earnings of $1.13 per share, a year-over-year increase of $0.31
•$196 million investment in infrastructure investments through the first nine months of 2023
•Closed on the acquisitions of KT Water Development and KT Water Resources by Texas Water
•Water Cost of Capital Mechanism (WCCM)-adjusted return on equity of 9.31% in California
•Quarterly dividend of $0.38 per share declared
•2023 Guidance increased to $2.65 to $2.70 from $2.40 to $2.50

SAN JOSE, Calif. – Oct. 30, 2023 – SJW Group (NYSE: SJW) today reported financial results for the third quarter ended September 30, 2023.
"We are pleased that our third quarter financial results and operating performance continue the strong momentum of the first half of the year,” stated SJW Group Chair, CEO, and President, Eric W. Thornburg. “We made solid progress towards meeting our annual capital expenditure goals, with $196 million invested to date in improving and maintaining our water supply and infrastructure across our local operations; achieved constructive regulatory outcomes in the California Cost of Capital proceeding, providing an adjusted return on equity of 9.31% with the Water Cost of Capital Mechanism; and added new service connections and increased water supply by approximately 40% in our Texas service area by completing opportunistic acquisitions. The impressive work of our team at SJW Group this year has allowed us to increase our 2023 earnings guidance. I’m confident that our consistent focus on refining and executing our growth strategy will continue to position us for greater success.”

Operating Notes and Highlights
Comparisons between 2023 and 2022 operating results are affected by and reflect the delay in San Jose Water Company's (SJWC) 2022 to 2024 general rate case (GRC) proceeding. As a reminder, while the California Public Utilities Commission (CPUC) approved the settlement agreement and SJWC recorded the authorized revenue increase from the GRC in the fourth quarter of 2022, the revenue increase was retroactive back to January 1, 2022. This delayed recognition of GRC-authorized revenues affects quarter-over-quarter comparisons through 2023.
In contrast to the first half of the year, we have seen demand recover in the third quarter in California and Texas.
As of April 11, 2023, and through the third quarter, SJWC was not afforded the revenue protections of the Water Conservation Memorandum Account (WCMA) and Water Conservation Expense Memorandum Account (WCEMA) that were in place to offset the effect of lower water usage due to mandatory conservation. As noted in more detail below, on October 2, 2023, the CPUC authorized reimplementation of the WCMA and WCEMA retroactive to April 20, 2023. However, because of the timing, the benefit of the mechanisms is not reflected in results between April and September 30, 2023.
Quarterly Operating Results
Net income for the quarter ended September 30, 2023, was $36.2 million, or $1.13 per diluted share, up 45% compared to $25.0 million, or $0.82 per diluted share, in the same quarter last year. The increase was primarily driven by rate filings in Connecticut and Maine, the delay in SJWC's 2022 GRC, and higher customer usage.
Operating revenue for the quarter ended September 30, 2023, was $204.8 million, up 16% compared to $176.0 million for the same quarter last year. The increase was primarily driven by $22.6 million in rate filings, higher customer usage of $8.3 million driven primarily by weather conditions and the end of California mandatory water conservation requirements, and customer growth of $1.1 million; partially offset by a net decrease of $3.2 million due to regulatory mechanism adjustments.
Operating expenses for the quarter ended September 30, 2023, were $148.2 million, up 7% compared to $138.4 million for the same quarter last year. This change in operating expenses reflects:
•An increase in water production expenses of $9.0 million, to $82.6 million in the third quarter 2023 compared to $73.6 million in the same quarter last year;

•An increase in depreciation and amortization of $0.9 million primarily due to increases in new utility plant additions;
•An increase in taxes other than income of $0.4 million; and
•A decrease in maintenance expenses of $0.6 million primarily due to proactive asset management and advanced leak detection reducing emergency projects and replacing them with scheduled improvements that are no longer temporary in nature.
The effective consolidated income tax rates for the third quarter of September 30, 2023 and 2022 were approximately 11% and 1%, respectively. The higher effective tax rate for the three months ended September 30, 2023 was primarily due to the tax benefit relating to an accounting method change recorded in the third quarter 2022. There was no such benefit recorded in the third quarter of 2023.
Operating Results Year-to-Date
Net income in the first nine months of 2023 was $66.0 million, or $2.09 per diluted share, up 64% compared to $40.3 million, or $1.33 per diluted share, in the same period last year. The increase was primarily driven by rate filings in California and Maine, and the delay in SJWC's 2022 GRC.
Operating revenue for the first nine months of 2023 was $499.0 million, up 11% compared to $449.3 million for the same period last year. The increase was primarily driven by $54.7 million in rate filings and customer growth of $3.0 million; partially offset by lower customer usage of $7.3 million driven primarily by weather conditions and $0.8 million due to regulatory mechanism adjustments.
Operating expenses for the first nine months of 2023 were $386.1 million, up 5% compared to $368.7 million for the same period last year. This change in operating expenses reflects:
•An increase in water production expenses of $11.9 million, to $191.5 million in the first nine months of 2023 compared to $179.7 million in the same period last year;
•A decrease in the gain on sale of nonutility properties of $5.5 million due to the recording of a non-recurring sale of non-utility properties in 2022, and no recorded gain on the sale of nonutility properties in 2023;
•An increase in depreciation and amortization of $2.9 million primarily due to increases in depreciation related to new utility plant additions; partially offset by a $2.4 million one-time impact related to amortization on certain Cupertino concession assets in 2022; and
•A decrease in maintenance expenses of $1.8 million primarily due to proactive asset management and advanced leak detection reducing emergency projects and replacing them with scheduled improvements that are no longer temporary in nature.
The effective consolidated income tax rates for the first nine months ended September 30, 2023 and 2022 were approximately 6% and 8%, respectively. The lower effective tax rate for the nine months ended September 30, 2023 was primarily due to higher flow-through tax benefits.
Capital Expenditures
During the first nine months of 2023, SJW Group invested $196 million in infrastructure and water supply, which is approximately 77% of the 2023 capital expenditures budget.
SJW Group plans to invest more than $1.6 billion in capital over the next 5 years to build and maintain its water and wastewater operations, which includes approximately $230 million to install PFAS treatment, subject to regulatory approvals and availability of funding.
Rate Activity and Regulatory Updates
California
On July 31, 2023, new rates went into effect that included a Water Cost of Capital Mechanism (WCCM)-adjusted return on equity (ROE) of 9.31%, an increase of 51 basis points, a 5.26% cost of debt, and 7.47% overall rate of return. The WCCM is triggered and provides adjustments to SJWC’s return on equity and cost of debt if the average Moody’s Aa utility bond index rate varies by more than 100 basis points from the period of October 1st to September 30th of the following year. Between October 1, 2022 and September 30, 2023, the index rate increased approximately 140 basis points, surpassing the required WCCM trigger. On October 13, 2023, SJWC filed advice letter number 601 to trigger the WCCM for 2024. SJWC expects a WCCM-adjusted ROE of approximately 10.01%, less a 20 basis point reduction due to the reimplementation of the WCMA and WCEMA, to become effective on January 1, 2024.

On October 2, 2023, the CPUC approved SJWC's request for reimplementation of the WCMA and WCEMA, which are temporary revenue protection mechanisms that allows water utilities to still realize revenues that would have otherwise been lost due to successful water conservation efforts. The WCMA and WCEMA had been in place during the most recent drought, but were no longer available after Governor Newsom declared the end of the drought emergency on April 11, 2023. SJWC requested authorization to continue use of the mechanisms based on its water wholesaler's request for a voluntary 15% reduction in water usage. Valley Water has cited restricted local storage over the next decade and precipitation volatility as the basis for continuing voluntary conservation. The reimplementation of the WCMA and WCEMA is retroactive to April 20, 2023, which means the revenue protections from these mechanisms are essentially uninterrupted. However, due to timing of the reimplementation, the benefit was not reflected in the second or third quarter results. The estimated amount not yet recorded in after tax earnings is $2.7 million, as of September 30, 2023.
Connecticut
On October 3, 2023, The Connecticut Water Company (CWC) filed a GRC application with the Connecticut Public Utilities Regulatory Authority to amend rates. CWC is requesting a $21.4 million, or approximately 18.1%, increase over current authorized revenues to recover approximately $135 million in drinking water and wastewater infrastructure investment as well increased operating and borrowing costs. By statute, PURA has 270 days to issue a decision on the GRC. CWC expects any PURA authorized increase in rates to be effective on or about July 1, 2024.
On September 25, 2023, CWC received PURA approval of the Water Infrastructure and Conservation Adjustment (WICA) request filed in July 2023. The increase became effective on October 1, 2023, and will generate approximately $1.3 million in annualized revenues. The cumulative WICA is now 7.38%. The WICA in place when the GRC is decided will be folded into base rates and the surcharge mechanism will then be reset to zero. The cumulative cap between general rate cases is 10%.
Maine
On August 25, 2023, Maine Water Company (MWC) was authorized by the Maine Public Utilities Commission (MPUC) to implement a temporary annualized rate increase of $1.5 million, or 10%, in its Biddeford Saco Division. The temporary rate will remain in effect until the company's full request for a $2.9 million revenue increase, which was filed in March 2023, is litigated before the MPUC. The increase is to cover the operating expenses and increased borrowing costs of the $60 million Saco River Drinking Water Resource Center that went in-service in June 2022. A final decision is expected in the fourth quarter of 2023.
On June 30, 2023, MWC filed a Water Infrastructure Surcharge for the Camden-Rockland division. If approved as filed, the requested surcharge would generate $158,000 in annualized revenues. The MPUC is expected to issue a decision regarding the surcharge in the fourth quarter of 2023.
Texas
On August 14, 2023, Texas Water Company (TWC) closed on the acquisition of KT Water Development and Texas Water Resources (TWR) closed on the acquisition of KT Water Resources.
KT Water Development provides service to approximately 570 residential water connections. The PUCT's final decision that transfers the Certificate of Convenience and Necessity (CCN) to TWC is expected in the fourth quarter, which is when we anticipate approval of our request for fair market value and filed rate doctrine treatment. Fair market value treatment allows acquiring water utilities to recover the current fair market value of an acquired utility in rate base. Applied rate doctrine allows acquiring utilities to apply its current rates to customers of an acquired company at the time of closing.
KT Water Resources is a water wholesaler that increases TWC's water supply by approximately 6,000 acre feet per year, which can be wholesaled to TWC to increase its water supply by up to 40%. Customers are expected to begin to see the full water supply benefit of the acquisition beginning in the next two to three years as the necessary infrastructure is constructed to connect this critical new water supply to TWC's existing water systems.
TWC's application for a system improvement charge (SIC) is pending before the PUCT and on October 17, 2023 it was determined to be administratively complete. We expect the PUCT to issue a final decision on the application in the first quarter of 2024. The SIC would allow TWC to add certain utility plant additions made since 2020 to its rate base, thereby increasing revenue and avoiding the immediate need for a general rate case. The SIC is projected to increase TWC’s water revenue by $1.6 million and sewer revenue by $29,000 within one year of the SIC's approval.
ESG Initiatives & Recognition
MSCI has increased the company's rating to "A" from "BBB" after its most recent review of the company's ESG activities. SJW Group has consistently maintained its Prime status from Institutional Shareholder Services for ESG performance above the sector specific PRIME threshold.

A new 463 megawatt hours (MH/h) photovoltaic solar installation was recently completed at the company's New England headquarters in Clinton, Connecticut. By the end of 2023, SJW Group companies' expect to have nearly 2,300 MW/h of installed solar generation. Additional solar projects are projected to be online in the coming years. By the end of 2024. we project that our installed solar capacity will increase to nearly 6,200 MW/h, which we expect will generate cost savings for our customers and follows our strategy of investing in infrastructure that reduces operating costs. Solar generation is an important part of our goal to reduce greenhouse gas emissions by 50% in 2030, compared to 2019.
Earnings Guidance Increased
In consideration of the year-to-date results, SJW Group is increasing the company’s 2023 full-year guidance:
•Net income per diluted common share of $2.65 to $2.70 range;
•Non-linear long-term diluted EPS growth of 5% to 7%, anchored off of 2022 diluted EPS of $2.43; and
•Regulated infrastructure investments of approximately $255 million in 2023.
Factors underlying the 2023 guidance increase include higher customer usage in the third quarter, management execution on initiatives implemented to address anticipated challenges, income tax reserve release, year-end repairs tax study, and constructive regulatory decisions.
Our guidance is also subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission.
Dividend
The directors of SJW Group have declared a quarterly cash dividend on common stock of $0.38 per share, payable on December 1, 2023 to shareholders of record at the close of business on November 6, 2023. Dividends have been paid on SJW Group’s and its predecessor’s common stock for more than 79 consecutive years. For 55 consecutive years, SJW Group stockholders have received an increase in their calendar year dividend without interruption or reduction, which places it in an exclusive group of companies on the New York Stock Exchange.
Financial Results Call Information
Eric W. Thornburg, president, chief executive officer and board chair, and Andrew F. Walters, chief financial officer and treasurer, will review results for the third quarter 2023 in a live webcast presentation at 11 a.m. PT, or 2 p.m. ET, on Monday, October 30, 2023.
Interested parties may access the webcast and related presentation materials at the website www.sjwgroup.com. An archive of the webcast will be available until January 22, 2024.
About SJW Group
SJW Group is among the largest investor-owned pure-play water and wastewater utilities in the United States, providing life-sustaining and high-quality water service to nearly 1.5 million people. SJW Group’s locally led and operated water utilities - San Jose Water Company in California, The Connecticut Water Company in Connecticut, The Maine Water Company in Maine, and SJWTX, Inc. (dba The Texas Water Company) in Texas - possess the financial strength, operational expertise, and technological innovation to safeguard the environment, deliver outstanding service to customers, and provide opportunities to employees. SJW Group remains focused on investing in its operations, remaining actively engaged in its local communities, and delivering continued sustainable value to its stockholders. For more information about SJW Group, please visit www.sjwgroup.com.
Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “estimates,” “anticipates,” “intends,” “seeks,” “plans,” “projects,” “may,” “should,” “will,” or the negative of those words or other comparable terminology. These forward looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict.

These forward-looking statements involve a number of risks, uncertainties and assumptions including, but not limited to, the following factors: (1) the effect of water, utility, environmental and other governmental policies and regulations, including regulatory actions concerning rates, authorized return on equity, authorized capital structures, capital expenditures and other decisions; (2) changes in demand for water and other services; (3) unanticipated weather conditions and changes in seasonality including those affecting water supply and customer usage; (4) the effect of the impact of climate change; (5) unexpected costs, charges or expenses; (6) our ability to successfully evaluate investments in new business and growth initiatives; (7) contamination of our water supplies and damage or failure of our water equipment and infrastructure; (8) the risk of work stoppages, strikes and other labor-related actions; (9) catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornadoes, hurricanes, terrorist acts, physical attacks, cyber-attacks, epidemic, or similar occurrences; (10) changes in general economic, political, business and financial market conditions; (11) the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings, changes in interest rates, compliance with regulatory requirements, compliance with the terms and conditions of our outstanding indebtedness, and general market and economic conditions; and (12) legislative, and general market and economic developments. The risks, uncertainties and other factors may cause the actual results, performance or achievements of SJW Group to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.
Results for a quarter are not indicative of results for a full year due to seasonality and other factors. Other factors that may cause actual results, performance or achievements to materially differ are described in SJW Group’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. Forward-looking statements are not guarantees of performance, and speak only as of the date made. SJW Group undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
SJW Group Contacts:
Andrew F. Walters
Chief Financial Officer and Treasurer
408-279-7818
Andrew.Walters@sjwater.com

Daniel J. Meaney, APR
Director of Corporate and External Communications
860.664.6016
Daniel.Meaney@ctwater.com

SJW Group
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
REVENUE	$204,843	175,981	$499,025	449,324
OPERATING EXPENSE:
Production Expenses:
Purchased water	46,044	38,744	101,054	84,313
Power	2,785	3,913	7,363	10,387
Groundwater extraction charges	21,398	19,059	46,751	51,347
Other production expenses	12,415	11,888	36,379	33,607
Total production expenses	82,642	73,604	191,547	179,654
Administrative and general	23,888	23,909	71,759	71,374
Maintenance	6,457	7,065	18,813	20,651
Property taxes and other non-income taxes	8,795	8,354	25,092	24,242
Depreciation and amortization	26,455	25,529	78,872	78,342
Gain on sale of nonutility property	—	(82)	—	(5,532)
Total operating expense	148,237	138,379	386,083	368,731
OPERATING INCOME	56,606	37,602	112,942	80,593
OTHER (EXPENSE) INCOME:
Interest on long-term debt and other interest expense	(16,744)	(14,190)	(48,913)	(42,160)
Pension non-service (cost) credit	(740)	970	(906)	2,860
Other, net	1,661	875	7,042	2,694
Income before income taxes	40,783	25,257	70,165	43,987
Provision for income taxes	4,561	223	4,127	3,658
NET INCOME	36,222	25,034	66,038	40,329
Other comprehensive income (loss), net	318	(173)	420	(602)
COMPREHENSIVE INCOME	$36,540	24,861	$66,458	39,727

EARNINGS PER SHARE
Basic	$1.14	0.83	$2.10	1.33
Diluted	$1.13	0.82	$2.09	1.33
DIVIDENDS PER SHARE	$0.38	0.36	$1.14	1.08
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	31,862,518	30,269,462	31,436,077	30,246,201
Diluted	31,934,636	30,392,295	31,526,732	30,358,268

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	September 30, 2023	December 31, 2022
ASSETS
Utility plant:
Land	$41,427	39,982
Depreciable plant and equipment	3,879,507	3,661,285
Construction in progress	113,204	116,851
Intangible assets	35,946	35,959
Total utility plant	4,070,084	3,854,077
Less accumulated depreciation and amortization	1,305,134	1,223,760
Net utility plant	2,764,950	2,630,317

Nonutility properties and real estate investments	13,072	58,033
Less accumulated depreciation and amortization	192	17,158
Net nonutility properties and real estate investments	12,880	40,875

CURRENT ASSETS:
Cash and cash equivalents	21,067	12,344
Accounts receivable:
Customers, net of allowances for uncollectible accounts of $6,661 and $5,753 on September 30, 2023 and December 31, 2022, respectively	70,374	59,172
Other	4,381	5,560
Accrued unbilled utility revenue	62,253	45,722
Assets held for sale	40,850	—
Prepaid expenses	14,996	9,753
Current regulatory assets, net	8,573	16,068
Other current assets	6,277	6,095
	228,771	154,714
OTHER ASSETS:
Net regulatory assets, less current portion	131,420	127,275
Investments	15,901	14,819
Other intangible asset	28,386	—
Goodwill	640,311	640,311
Other	20,809	24,313
	836,827	806,718
	$3,843,428	3,632,624

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	September 30, 2023	December 31, 2022
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Stockholders’ equity:
Common stock, $0.001 par value; authorized 70,000,000 shares; issued and outstanding shares 31,933,003 on September 30, 2023 and 30,801,912 on December 31, 2022	$32	31
Additional paid-in capital	729,740	651,004
Retained earnings	488,585	458,356
Accumulated other comprehensive income	1,896	1,477
Total stockholders’ equity	1,220,253	1,110,868
Long-term debt, less current portion	1,533,769	1,491,965
	2,754,022	2,602,833

CURRENT LIABILITIES:
Lines of credit	128,433	159,578
Current portion of long-term debt	43,464	4,360
Accrued groundwater extraction charges, purchased water and power	33,170	19,707
Accounts payable	35,926	29,581
Accrued interest	19,165	13,907
Accrued payroll	11,264	11,908
Income tax payable	11,809	2,696
Other current liabilities	24,885	22,913
	308,116	264,650

DEFERRED INCOME TAXES	234,558	218,155
ADVANCES FOR CONSTRUCTION	143,810	137,696
CONTRIBUTIONS IN AID OF CONSTRUCTION	328,633	323,668
POSTRETIREMENT BENEFIT PLANS	51,150	59,738
OTHER NONCURRENT LIABILITIES	23,139	25,884
COMMITMENTS AND CONTINGENCIES
	$3,843,428	3,632,624